EXHIBIT 10.24

EXECUTIVE TERMINATION AGREEMENT AND GENERAL RELEASE

This EXECUTIVE TERMINATION AGREEMENT AND GENERAL RELEASE (“Executive Termination Agreement” or “Agreement”) is entered into between Alan Fuhrman (“Executive”) and Sonus Pharmaceuticals, Inc. (to be renamed “OncoGenex Pharmaceuticals, Inc.”) (referred to herein as “Sonus” or “Employer”).

WHEREAS, both parties to this Agreement wish to clearly set forth the terms of Executive’s termination for “Good Reason” from employment with Employer.

Now, THEREFORE, in exchange for the severance pay and other benefits described in this Agreement, Executive and Employer agree as follows:

1.         As a result of the restructuring of Employer’s operations, Executive’s employment with Employer shall terminate effective as of the date set out in the written notice from Sonus to Executive (“Termination Date”), which notice is attached hereto as Exhibit A, and be deemed a termination for “Good Reason.”

2.         Executive represents and agrees that, with the exception of the compensation and benefits to be provided to Executive pursuant to the terms of the January 11, 2008 Letter Agreement signed by Executive and Sonus, a copy of which is attached hereto as Exhibit B (“January 2008 Severance Agreement”), he has received all compensation owed to him by Employer through his Termination Date, including any and all wages, bonuses, commissions, earned but unused vacation, reimbursable business expenses, incentives, stock options, and any other payments, benefits, or other compensation of any kind to which he was entitled from Employer.

3.         In reliance on Executive’s promises, representations, and releases in this Agreement, after Employer’s receipt of this executed Executive Termination Agreement and provided that Executive does not revoke this Agreement pursuant to Paragraph 7, Employer will provide to Executive all compensation and benefits set out in the January 2008 Severance Agreement. A severance payout of $255,900.00, plus accrued vacation and executive life and disability premium reimbursement, will be made on August 29, 2008.

4.         In exchange for the consideration provided to Executive as set forth above, Executive agrees to waive and release all claims, known and unknown, which he has or might otherwise have had against Employer, on behalf of itself and all of its past or present parent, subsidiaries, and related entities, employer-sponsored employee benefit and/or welfare plans, and all of their past and present officers, directors, shareholders, executives, managers, supervisors, agents, employees, trustees, representatives, affiliates and successors (hereinafter collectively referred to as “the Released Parties”), arising prior to the date he/she signs this Agreement, including without limitation, any and all claims regarding any aspect of his/her employment, compensation, or the termination of his/her employment with Employer, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Acts, the WARN Act, all Washington anti-discrimination statutes and labor laws, the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date Executive signs this Agreement.

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5.         It is further understood and agreed that as a condition of this Agreement, all claims against the Released Parties, known and unknown, are expressly waived by Executive. Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.

6.         Executive agrees to withdraw with prejudice all complaints or charges, if any, he has filed against any of the Released Parties with any agency or court. Executive agrees that hereafter he will never file any lawsuit, complaint, or charge against any Released Party based on the claims released in this Executive Termination Agreement.

7.         The release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation. In accordance with the Older Workers Benefit Protection Act, Executive acknowledges and agrees that:

(a)        Executive has read and understands this Agreement in its entirety;

(b)       Executive has been advised by this writing to consult with an attorney concerning this Agreement before signing it;

(c)       Executive has forty-five (45) calendar days after receipt of this Agreement to consider its terms before signing it;

(d)       Executive has the right to revoke this Agreement in full within seven (7) calendar days of signing it by notifying Employer in writing of such revocation, and none of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired;

(e)       Employer has provided Executive with information in writing (see Exhibit “D” attached hereto) describing (1) the eligibility factors for receipt of benefits, (2) the group of executives, including the job title and age of each, eligible to receive benefits, (3) the ages of all individuals in the same job classification or organizational unit who are not eligible to receive benefits, and (4) any time limit applicable to the availability of such benefits;

(f)        Nothing contained in this Agreement waives any claim that may arise after the date of its execution; and

(g)       Executive executes this Agreement knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

8.         Executive, Employer and the Releasing Parties agree that they will not disparage or talk negatively about each other to anyone.

9.         Executive understands and acknowledges the significance and consequences of this Agreement. Executive acknowledges that it is voluntary and he has not signed it as a result of any coercion. Executive acknowledges that he/she was given sufficient time to consider this Agreement, and that he has signed it only after giving careful consideration to its terms.

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10.       Executive further acknowledges that during his employment, he has executed Insider Trading and Confidentiality Agreements attached hereto as Exhibit C. Executive understands and agrees that these agreements shall remain in full force and effect after Executive’s termination. Executive further acknowledges, understands and agrees that Executive has continuing obligations to the Company under these Insider Trading and Confidentiality Agreements, and that the severance consideration outlined in this Executive Termination Agreement would not have been provided to Executive without his/her express agreement to continue to comply with the terms and conditions of all such Insider Trading and Confidentiality Agreements.

11.       Executive has returned or will return to Employer prior to the payment of severance pursuant to this Agreement, all of the Company’s property and documents in his possession or under his control, including, without limitation, all keys and card key badges to company buildings or property, all company owned equipment, and all reports, documents, software, manuals, controls, equipment, files, materials, data, trade secrets, confidential or proprietary information, passwords, employee information, any other Company information in his/her possession and any and all copies thereof in whatever form, whether hard copies, electronic or otherwise.

12.       This Executive Termination Agreement shall not be construed against any party merely because that party drafted or revised the provision in question, and it shall not be construed as an admission by any of the Released Parties of any improper, wrongful, or unlawful actions, or any other wrongdoing against Executive, and the Released Parties specifically disclaim any liability to or wrongful acts against Executive.

13.       Executive acknowledges that the Released Parties have made no promises to him/her other than those set forth in the January 2008 Severance Agreement, and this Executive Termination Agreement. Executive further acknowledges and agrees that he/she is not entitled to receive, and will not claim, any right, benefit, compensation, or relief other than what is expressly set forth herein in this Executive Termination Agreement. This Agreement may be modified only by written agreement signed by both parties.

14.       This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It supersedes any other such promises or representations, other than the January 2008 Severance Agreement and the Insider Trading Agreements and Confidentiality Agreements executed by Executive during his/her employment which agreements remain in full force and effect. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Executive and Employer. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Washington as any action for breach of this Agreement may only be filed in federal or state courts applicable to King County, Washington.

15.       This Executive Termination Agreement, the January 2008 Severance Agreement and all previously executed Insider Trading Agreements and Confidentiality Agreements, which are incorporated herein by this reference and remain in full force and effect, contain the entire agreement between the parties regarding the subject matter hereof, and supersede any and all prior and

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contemporaneous oral and written agreements.

EXECUTIVE

Dated:     21-Aug-08                                                                              /s/ Alan Fuhrman

Executive Signature

                                                                                                                 Alan Fuhrman

Executive

SONUS PHARMACEUTICALS

Dated:     18 Aug 08                                                                              /s/ Michael A. Martino

Michael A. Martino

President/CEO

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EXHIBIT A

Notice of Termination

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SONUS PHARMACEUTICALS, INC.

22026 20TH Avenue, Suite 201

Bothell, Washington, 98021

August 19,2008

Mr. Alan Fuhrman

c/o SONUS Pharmaceuticals, Inc.

220226 20th Avenue, Suite 201

Bothell, Washington 98021

Please be advised that pursuant to Section 1 of your Severance/Change in Control Agreement dated January 11, 2008 (the “Agreement”), the Board of Directors has determined that your employment with Sonus Pharmaceuticals, Inc. will terminate effective immediately prior to the Effective Time of the Arrangement, as such terms are defined in the Arrangement Agreement, dated May 27,2008, between Sonus Pharmaceuticals, Inc. and OncoGenex Technologies, Inc.

We thank you for your sustained and dedicated service to the Company over the past several years and wish you the best in your future endeavors.

Sincerely,

SONUS PHARMACEUTICALS, INC.

/s/ Robert E. Ivy

Robert E. Ivy

Chairman of the Board

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EXHIBIT B

Severance Agreement

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EXHIBIT C

Insider Trading and Confidentiality Agreements

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1249949.4

Employee Agreement Regarding Confidential Information and Intellectual Property

In consideration of my employment, compensation and benefits with Sonus Pharmaceuticals, Inc. (Sonus) and for other valuable consideration, I agree as follows:

1.

I will not, without the prior written permission of Sonus, disclose to anyone outside of Sonus, or use in any manner, other than in connection with the business of Sonus, either during or after my employment, any Confidential Information or Material of Sonus (as defined by provision 4 below), or any information or material received in confidence from third parties by Sonus. If I reveal or threaten to reveal Confidential Information, Sonus shall be entitled to an injunction restraining me from disclosing such Confidential Information, or from rendering any services to any entity to whom such Confidential Information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive and Sonus may pursue any other remedies it has against me for threatened breach of this condition, including recovery of damages from me.

2.

If I leave the employ of Sonus, I will return all property of Sonus in my possession, including but not limited to, all office equipment, and the original and copies of all files, records, or other documents (whether stored on paper or electronically) as well as all Confidential information or Material in any form.

3.

While employed at Sonus and for the period of 2 years after the date of termination of my employment at Sonus (the "Restricted Period"), I will not, directly or indirectly, without the written permission of Sonus, whether for my account or for the account of any other Person (excluding Sonus), intentionally (i) solicit, endeavor to entice or induce any employee or consultant of Sonus to terminate his employment or relationship with Sonus or accept employment or a consultant relationship with anyone else, (ii) solicit, endeavor to entice or induce any customers, clients or potential customers or clients of Sonus to terminate their relationship with Sonus or (iii) interfere in a similar manner with the business of Sonus. In the event that this provision relating to the Restricted Period shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, the Restricted Period deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period. While employed at Sonus, I will not engage in any other employment, consulting or other activity relating to the business in which Sonus is now or may hereafter become engaged or which would otherwise conflict with my obligations to Sonus.

4.	Confidential Information or Material of Sonus is any information or material, whether written, oral, visual or electronic:
(a)	generated or collected by, or utilized in the operations of Sonus that relate to the actual or anticipated business or research and development of Sonus; or

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(b)	suggested by or resulting from any task assigned to me, or work performed by me for or on behalf of Sonus.
(c)

Confidential Information or Material of Sonus shall include, but not be limited to, Sonus information encompassed in all drawings, designs, drugs, medical devices, formulations, test data or results, original writings, software in various stages of development (source code, object code, documentation, diagrams and flow charts), plans, proposals, marketing and sales plans, financial information, cost or pricing information, customer lists, trade secrets, ideas, suppliers and other information that has value to Sonus, its customers or business partners.

5.	I will not disclose to Sonus, use in its business, bring on to Sonus premises or cause Sonus to use, any information or material which is confidential to others.
6.

I will comply, and do all things necessary for Sonus to comply with, the laws and regulations of all governments under which Sonus does business, and with provisions of contracts between any such government or its contractors and Sonus that relate to the intellectual property or to the safeguarding of information.

7.

I agree that the fruits of my labor as an employee shall belong solely to Sonus. To the full extent provided by law, any and all inventions, products, designs, discoveries, and work product of any nature (collectively, the "Work Product"), whether or not patentable, copyrightable or trademarked, which I have conceived and/or made, in whole or in part, during my employment by Sonus, and which have any applicability to any aspect of the business or anticipated research or development of Sonus, or the business or anticipated research or development of any of the subsidiaries of Sonus, as determined by Sonus, shall be the sole and exclusive property of Sonus, and by the execution hereof, I hereby irrevocably assign, transfer and convey to Sonus all of my right, title and interest in and to all Work Product which may be developed during my employment by Sonus. To the full extent provided by law, any inventions or original works of authorship I conceive or create in the course of my employment shall be considered "works for hire" and shall belong solely and exclusively to Sonus.

This provision does not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of Sonus was used and which was developed entirely on my own time, unless (a) the invention related directly to the business or anticipated research or development of Sonus, or (b) the invention results from any work performed by me for Sonus. However, I agree to disclose inventions being developed for the purposes of determining employer or employee rights in accordance with provision 10 below and Washington Statute §14.05 and RCW 49.44.140 and 150.

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8.	In connection with any Work Product assigned by provision 7:
(a)

I will promptly communicate and disclose them to Sonus after such Work Product has been conceived and/or made in the detail necessary to permit Sonus to understand same and practice them without the exercise of further inventive skill; and

(b)

I will, on the request of Sonus, promptly execute any documents necessary to effectuate the assignment of all rights to Sonus, and do anything else reasonably necessary to enable Sonus to secure a patent, mask work right, copyright or other form of protection therefor in the United States and in any other foreign country. However, my failure to so execute any such documents shall in no way be deemed to affect the assignment, transfer and conveyance of such Work Product to Sonus. Notwithstanding anything to the contrary in this provision, if I believe that a specific idea or basis of a Work Product would not have any applicability to any aspect of the business or anticipated research or development of Sonus, or the business or anticipated research or development of any subsidiary of Sonus, I may propose such idea or basis for Work Product in writing to Sonus and request consent from Sonus that such Work Product will not be subject to the provisions hereof.

9.

Sonus and its licensees (direct or indirect) are not required to designate me as the author or inventor of any development assigned in provision 7 when distributed publicly or otherwise, nor to make any distribution. I waive and release to the extent permitted by law all of my rights to the foregoing.

10.

Solely for the purpose of determining my rights or the rights of Sonus, I have identified on Schedule 1 hereof all inventions, original works of authorship, developments, improvements and trade secrets that were made by me prior to my engagement by Sonus or that I am currently developing. Such inventions include those which are not assigned by paragraph 7 in which I have any right, title or interest, and which were previously made or conceived solely or jointly by me, or written wholly or in part by me, and which relate to the actual or anticipated business or research or development of Sonus, but neither published nor filed in any patent office. If I do not have any to identify, I have written "none on this line:      NONE.

11.	For purposes of enforcing this Agreement, I hereby consent to jurisdiction in the Superior Court of Washington for the County of King.
12.	If any legal action is necessary to enforce this Agreement, the prevailing party shall be entitled to recover attorneys' fees.
13.	This Agreement does not guarantee me any term of employment, or limit the right of Sonus to terminate my employment at any time with or without cause.
14.

lf, for any reason, any provision of this Agreement is held invalid, such provision and all other provisions of this Agreement shall remain in effect to the fullest extent permitted by law. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior

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agreement between Sonus (or any predecessor thereof) and you shall be deemed reinstated as if this Agreement had not been executed.
15.

This Agreement represents the full and complete understanding between me and Sonus with respect to the matters set forth herein and supersedes all prior representations and understandings, whether oral or written, My obligations under this Agreement shall be binding upon my heirs, executors, administrators or other legal representatives or assigns, and this Agreement shall inure to the benefit of Sonus, its successors and assigns. This Agreement may not be modified, released or terminated, in whole or in part, except by an instrument signed in writing by an officer of Sonus.

Signed: /s/ Alan Fuhrman	Dated: 9/22/04

SONUS PHARMACEUTICALS Signed: /s/ Heather Stanley Title: HR Rep	Dated: 9/22/04

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SCHEDULE   I

Excluded Prior Developments Which Relate

To the Actual or Anticipated Business or

Research or Development of SONUS

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RCW 49.44.140

Requiring assignment of employee's rights to inventions -Conditions.

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2)     An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3)     If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work preformed [performed] by the employee for the employer.

[1979 ex.s. c 177 § 2.]

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RCW 49.44.150

Requiring assignment of employee's rights to inventions -- Disclosure of inventions by employee.

Even though the employee meets the burden of proving the conditions specified in RCW 49.44.140, the employee shall, at the time of employment or thereafter, disclose all inventions being developed by the employee, for the purpose of determining employer or employee rights. The employer or the employee may disclose such inventions to the department of employment security, and the department shall maintain a record of such disclosures for a minimum period of five years.

[1979 ex.s. c 177 § 3.)

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RECEIPT AND ACKNOWLEDGMENT

I, E. Alan Fuhrman, hereby acknowledge that I have received and read a copy of the "Procedures and Guidelines Governing Insider Trading and Tipping" and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by the Company up to and including termination for cause.

/s/ E. Alan Fuhrman Signature Print Name Alan Fuhrman	09-17-04 Date

Procedures and Guidelines Governing Insider Trading and Tipping
Updated 08/26/04	Page 11

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EXHIBIT D

Supplemental Older Workers Benefit Protection Act Notice

The following supplemental information is provided to employees age 40 or older pursuant to the federal Older Workers Benefit Protection Act:

A.        The employees affected/covered by this termination consists of the following: current CEO and current CFO.

B.        The eligibility factors for this termination are: The Company has considered all appropriate facts and circumstances in making the decision to reorganize, reduce its workforce, and eliminate job positions, including the Company’s current and anticipated financial condition, business plans, operational needs, and personnel levels needed to perform necessary current and reasonably anticipated future work, and the skills, versatility and work record of its employees.

C.        The time limits for this reduction in force are: The termination is expected to be carried out on August 20, 2008.

D.	The job titles and ages for all employees selected for layoff are as follows: Title Age Chief Executive Officer 52 Chief Financial Officer 52

E.        The ages of the employees in your same job classification or organizational unit who were not selected for layoff are as follows: None.

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1249949.4